EXHIBIT 10.14

November 29, 2007

Chris Moss
1 the Squerryes
Catherham, Surrey
CR3 5JW
England

Dear Chris,

This letter will serve as your formal offer of employment as Chief Executive Officer, Internet for INFONXX (the "Company") reporting to Robert Pines. In addition to your normal duties, you are expected to contribute wherever possible to the growth of the Company. Your offer of employment is contingent upon your signing the Company's employment-confidentiality agreement and employee handbook which will be provided before your start date. We anticipate a start date of November 12, 2007 although for statutory purposes, the terms and conditions of your employment with InfoNXX will be credited for time served prior with The Number (UK) Limited.

This assignment will last for a duration of 24 months; however, this may be extended by mutual agreement with InfoNXX for another 12 months. If InfoNXX elects to extend the assignment, you will be notified in writing a minimum of three months prior to the expiration of the two-year term, at which time you can either accept or decline the offer.

As compensation for your work at the Company, you will receive the following:

Location

You will be based at the Global Headquarters office, located in New York, New York, USA.

Salary

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Your base salary will be $150,000 per annum, payable bi-weekly and in accordance with the Company's standard payroll policies.

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You will also receive a salary of £389,000 per annum. This will be paid in US dollars based on the exchange rate at the start of each fiscal quarter as reported on XE.com or another mutually accepted information source. At the time of this letter, the rate is $2.065 equating to £1. This salary will also be payable bi-weekly in accordance with the Company's standard payroll policies.

Relocation and Living Allowance

You will be reimbursed up to $180,000 for living and air travel. The expected split is $150,000 for reimbursement of apartment rental in the New York metro area and $30,000 for reimbursement of air travel. Air travel will cover yourself, your wife, Carol, and your two children. This reimbursement will be grossed up for tax purposes. These payments will be processed with the assistance of our outside relocation and tax firm, currently Ernst and Young.

Bonus

You will be paid a cash bonus on objectives determined by the Chief Executive Officer of the Company.

Benefits

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You will be eligible to participate in our Company PTO plan and you will receive Company paid holidays. You will be eligible to participate in all benefit programs offered to Company employees, including medical and dental insurance, and the Company's 401(k) program. Your eligibility in these benefit programs is subject to Company policy and applicable benefit guidelines and restrictions.

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You are also entitled to defer up to £45,000 of your UK salary into a personal pension scheme or similar. The Company will reimburse (or gross-up) the US taxes which will be assessed as the US may not recognize the full deferral into the UK scheme.

this allowance [sic]. The cost of service will be capped at $20,000 in year one of your transfer and $10,000 through year two through the end of your assignment and repatriation to the UK.

Stock Options

As of the start date, Company management will recommend to the Board Of Directors that you be granted a stock option (the "Stock Option") entitling you to purchase up to 300,000 shares of Company Common Stock. If approved, upon each one-year anniversary of your employment start date, 1/3 of the number of shares purchasable pursuant to the Stock Option shall vest. The Stock Option will be an incentive stock option to the extent permitted by applicable law. The grant of Stock Options is subject in all respects to the approval of the Board of Directors and the terms of the Company's relative Stock Option Plan.

Jurisdiction

This Offer Letter shall be subject to and governed by the laws of the New York. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York for any lawsuit arising from or relating to your employment with Company.

Confidentiality

You agree that you will not disclose terms or conditions of this offer to any Company employee. You further agree that should you disclose information in violation of this clause; you may be subject to penalty.

The terms above are the only terms of your offer. Your prior consultancy agreement will be terminated upon start of this assignment. The Company is not responsible for any other written or oral representations or agreements that have been made, which are not included in this letter. We look forward to having you as a member of our team. We are excited about the Company's prospects and your ability to help the Company achieve its goals.

Sincerely,
/s/ Kevin Gaugush
Kevin Gaugush
Chief People Officer

Accepted and Agreed:
/s/ Chris Moss	10/12/2007
Chris Moss	Date of Signature